Exhibit 5.1
DLA Piper LLP (US)
51 John F. Kennedy Parkway, Suite 120
Short Hills, New Jersey 07078
www.dlapiper.com

T: 973-520-2550
F: 973-520-2551

Attorneys Responsible for Short Hills Office:

Andrew P. Gilbert
Michael E. Helmer

November 27, 2017

Opiant Pharmaceuticals, Inc.
201 Santa Monica Boulevard, Suite 500
Santa Monica, California 90401

Re:	Opiant Pharmaceuticals, Inc. – Registration Statement on Form S-8

Dear Ladies and Gentlemen:
We have acted as counsel to Opiant Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of 3,568,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to certain options and warrants held by current and former consultants, employees, officers and directors, as referenced in the Registration Statement.
In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the First Amended and Restated Certificate of Incorporation and the Bylaws of the Company, the option agreements and warrant agreement referenced in the Registration Statement and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.
We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.
Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when and to the extent exercised and subsequently issued in accordance with the terms of the corresponding option agreement or warrant agreement, the Shares will be validly issued, fully paid and nonassessable.
The opinion expressed herein is limited to the Delaware General Corporation Law.
We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)